UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 17, 2026

WORLD ACCEPTANCE CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	000-19599	57-0425114
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 S. Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (864) 298-9800

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	WRLD	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers.

On September 17, 2026, the Board of Directors (the "Board") of World Acceptance Corporation (the "Company") appointed John L. Calmes Jr., age 46, as President and Chief Executive Officer of the Company, effective September 21, 2026 (the "Appointment").

Mr. Calmes joined the Company in December 2013 in the roles of Vice President, Chief Financial Officer and Treasurer and most recently held the titles of Executive Vice President, Chief Financial and Strategy Officer, and Treasurer since October 2018. Prior to joining the Company, Mr. Calmes served as Director of Finance — Corporate and Investment Banking at Bank of Tokyo-Mitsubishi UFJ, and prior to that as a Senior Manager at PricewaterhouseCoopers LLP, where he specialized in serving publicly listed banking and capital markets clients. Mr. Calmes holds a Bachelor of Arts in accounting and a Master of Accountancy, both from the Darla Moore School of Business at the University of South Carolina.

There are no arrangements or understandings between Mr. Calmes and any other person pursuant to which he was appointed as President and Chief Executive Officer. There are no family relationships between Mr. Calmes and any director or executive officer of the Company, and there are no transactions involving Mr. Calmes that would require disclosure under Item 404(a) of Regulation S-K.

Effective September 21, 2026, Mr. Calmes has been designated to serve as the Company’s Principal Executive Officer for SEC reporting purposes, replacing Mr. J. Tobin Turner, the Company’s current Executive Vice President and Chief Operating Officer, in that role. Also, effective September 21, 2026, Mr. Scott McIntyre, age 50, has been designated to succeed Mr. Calmes in serving as the Company’s Principal Financial Officer for SEC Reporting Purposes. Mr. McIntyre will continue in his role as the Company’s Senior Vice President of Accounting in which he has served since October 2018. Prior to that, Mr. McIntyre served as the Company’s Vice President of Accounting-US from June 2013 to October 2018 and as Controller-US from June 2011 to June 2013.

There were no changes to Mr. McIntyre’s compensation in connection with this designation and no arrangements or understandings between Mr. McIntyre and any other person pursuant to which Mr. McIntyre was so designated. There are no family relationships between Mr. McIntyre and any of the Company’s directors or executive officers, and Mr. McIntyre has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

Compensatory Arrangements.

In connection with the Appointment, the Company and Mr. Calmes entered into a new employment agreement dated September 21, 2026 (the “Employment Agreement”). The Employment Agreement provides for base salary of $600,000; annual incentive bonus opportunity of up to 100% of base salary, with a guaranteed bonus of $300,000 for fiscal 2027; an additional long-term equity incentive grant valued at $500,000; severance and change-in-control provisions, and participation in other Company benefit programs, consistent with the Company's practices for its senior executive officers; and customary restrictive covenants, including non-competition and non-solicitation provisions.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the press release announcing the Appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated September 21, 2026, by and between World Acceptance Corporation and John L. Calmes Jr.
99.1	Press Release dated September 21, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ACCEPTANCE CORPORATION

Date: September 21, 2026	By:	/s/ Luke J. Umstetter
Luke J. Umstetter
Senior Vice President, General Counsel and Secretary